EXHIBIT 99.1

Li3 Signs Mou To Explore Intensified Evapora-tive Technology For Use In Maricunga Project

Will explore broad range of potential interactions including the use of patented technology in lithium extraction and water conservation

LIMA, PERU – (PRNewswire - June 29th, 2011) – Li3 Energy, Inc., (OTCBB: LIEG -News) (“Li3”, “Li3 Energy” or the “Company”), a US-listed and Peruvian-based global exploration company in the lithium and minerals sector, is pleased to announce it has executed an exploratory Memorandum of Understanding with R3 Fusion Inc., (R3) of Troy, New York. R3 Fusion is a leading technology company focused on applying a new, proprietary technology to address global challenges in environmental and water issues including desalination, industrial and municipal wastewater treatment, water recovery and reuse, bio-fuel processes and fine chemical synthesis.

Li3 believes that R3’s technology could radically improve the methods and approaches used in lithium brine processing. Li3 and R3 believe that the SPaCeR Technology could significantly shorten the current natural (Solar) evaporation cycle at Maricunga from its estimated duration of approximately 18 months. The key terms of the MOU include:

•	R3 will attempt to demonstrate and Li3 will measure the efficacy of its SPaCeR technology for the concentration of lithium chloride solutions;
•
R3 and Li3 will seek to identify an appropriate commercial agreement to deploy the technology exclusively for lithium brine processing within six months of completion of a successful demonstration program;

•	If successful, R3 will design and construct systems appropriate for the volumes and economics associated with Li3’s requirements;

Luis Saenz, CEO of Li3 Energy, stated: “We are very excited to explore the use of the R3 Fusion SPaCeR Technology and its applications in lithium brine processing. This technology possibly presents Li3 with a unique, energy efficient, green technology that not only could shorten our exploration timelines but also helps us capture and purify the water, allowing us to either use it in other areas of the salar or sell it to other commercial entities. We look forward to working through this evaluation stage together with R3 which could further align our companies in a mutually beneficial manner.”

Keith Blakely, R3 Fusion’s CEO stated: “We are very excited about the potential benefits offered by our SPaCeR technology in mineral, mining, and chemical processing applications. The benefits that could be realized by Li3 are tremendous and we look forward to focusing our scientific and technical resources on this opportunity.”

About Li3 Energy, Inc.

Li3 Energy, Inc. is a developmental stage public company in the lithium mining and energy sector focused on the identification and acquisition of properties in Peru, Argentina and Chile. Li3 Energy aims to acquire a significant portfolio of lithium brine deposits in the Americas for the purpose of development and production in order to meet growing market demand and to support the clean energy and green energy initiatives being implemented globally. Additional information regarding the company can be found in our recent current filings (Forms 8k, 10Q and 10K) with the SEC as well as the information maintained on our website www.li3energy.com.

About R3 Fusion, Inc.

R3 Fusion is a company dedicated to the development and commercial deployment of energy efficient processes addressing significant challenges in the water, bio-fuels, energy, minerals and mining, and environmental markets. The R3 approach is an intensified, exceptionally cost-effective platform technology offering cleaner, greener and more energy efficient approaches to these challenges. R3 has developed, demonstrated and is currently commercializing its Short Path Condensate Recovery (SPaCeR) technology in three distinct markets; ethanol and bio-fuels production, oil & gas fluid treatment (including frac water and completion fluids), and industrial wastewater. These patent-approved approaches to water purification, bio-fuel synthesis, green chemical synthesis, micro-desalination, and a wide range of related applications work. R3 Fusions’ patented SPaCeR technology utilizes waste process heat and exceptional engineering designed to achieve a highly cost effective means to carry out a wide range of fluid processing in an environmentally friendly manner. Additional information can be found at www.r3fusion.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this news release including, without limitation, statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “potential,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such expressions are forward-looking statements. The Company can give no assurances that the assumptions upon which the forward-looking statements are based will prove to be correct.  Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. There are a number of risks, uncertainties and other important factors that could cause the Company’s actual results to differ materially from the forward-looking statements, including, but not limited to: the results of initial exploration, and the determination by Li3 and POSCO whether to pursue any of the transactions contemplated by them; the results of research and development and the determination by Li3 and R3 whether to pursue any of the transactions contemplated by their MOU; the Company’s ability to raise additional capital to complete exploration, development and commercialization of the Maricunga Project; the future findings and economic assessment reports; the Company’s ability to obtain the necessary Chilean Government operating permit and environmental approval; the Company’s ability to identify appropriate corporate acquisition and/or joint venture opportunities in the lithium mining sector and to establish the technical and managerial infrastructure, and to raise the required capital, to take advantage of, and successfully participate in such opportunities; future economic conditions; political stability; and lithium prices.  For further information about certain risks faced by the Company, see “Risk Factors” in Part I, Item 1A of Amendment No. 1 to our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on November 5, 2010. The Company disclaims any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this news release to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact:
Li3 Energy, Inc.
Luis Saenz, CEO
Av. Pardo y Aliaga 699 Of. 802, San Isidro
Lima 27, Peru
011-511-212-1880
luis.saenz@li3energy.com

The InVentures Group Inc.
Marc S. Lubow,
Managing Partner
(904) 645 - 9549
info@li3energy.com